Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spirit MTA REIT and Spirit MTA REIT, L.P. 2018 Incentive Award Plan of our report dated March 5, 2018, with respect to the combined financial statements and schedules of the Predecessor Entities included in the Registration Statement of Spirit MTA REIT, as amended (No. 001-38414), filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Spirit MTA REIT and Spirit MTA REIT, L.P. 2018 Incentive Award Plan of our report dated March 5, 2018, with respect to the balance sheet of Spirit MTA REIT included in the Registration Statement of Spirit MTA REIT, as amended (No. 001-38414), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 31, 2018